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                                                                    EXHIBIT 21.1

                                 S3 INCORPORATED
                     SIGNIFICANT SUBSIDIARIES OF REGISTRANT


Diamond Multimedia Systems, Inc.

S3 International Limited (Bermuda Corporation)

S3 Europe Limited (United Kingdom Corporation)

S3 Japan K.K. (Japan Corporation)

S3 Asia Pacific Limited (Hong Kong Corporation)

S3 Singapore Pte Ltd (Singapore Corporation)

SPEA Software AG

Supra Corporation